UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 28, 2020

Randolph Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	001-37780	81-1844402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number

10 Cabot Place, Stoughton, Massachusetts 02072

(Address of principal executive offices)

(877) 963-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	RNDB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2020, Randolph Bancorp, Inc. (the “Company”), the holding company for Envision Bank (the “Bank”), announced that James P. McDonough will retire as President and Chief Executive Officer and a member of the Board of Directors of the Company and the Bank, effective April 1, 2020. Mr. McDonough will be succeeded in these roles by William M. Parent on the same date.

The Company also announced that Michael K. Devlin will retire as Executive Vice-President and Chief Financial Officer of the Company and the Bank and be succeeded by Lauren B. Messmore, in each case effective April 1, 2020.

Mr. Parent, age 58, served as a director of Independent Bank Corp. and its wholly-owned subsidiary, Rockland Trust Company, from April 1, 2019 through January 16, 2020. He previously served as President and Chief Executive Officer of Blue Hills Bank, Blue Hills Bancorp, Inc. and its predecessor company from 2010 until their acquisition on April 1, 2019. Prior to that, Mr. Parent served as a partner and chief investment officer at Grail Partners, a boutique merchant bank. Mr. Parent has over 30 years of experience in the financial services industry, including 16 years at Bank of Boston and its successor companies, FleetBoston and Bank of America, where he held senior executive roles in Finance, Mergers & Acquisitions, Bank Management and Private Equity Investing. Mr. Parent is a non-practicing CPA and holds a BS from Bentley University. He has served as a member of the Board of Directors for over a dozen middle-market companies covering the financial services, retail, distribution and manufacturing sectors. Today, he serves as the Board Chair for the Greater Boston YMCA and on the board of the Boston Police Activities League, while previously serving as Chair of the Massachusetts Bankers Association, and a member of the Federal Reserve Bank of Boston Community Depository Institutions Advisory Council.

Ms. Messmore, age 49, served as Executive Vice President and Chief Financial Officer of Blue Hills Bank and Blue Hills Bancorp, Inc. from September 2017 until their acquisition on April 1, 2019. Ms. Messmore has extensive experience in investment banking, including work at a top-tier global investment bank, Citigroup, as well as co-founding and managing an investment banking boutique. A graduate of Harvard College, Ms. Messmore joined Blue Hills Bank in 2012 as Senior Vice President, Corporate Strategy.

There are no family relationships among Mr. Parent or Ms. Messmore and any other directors or officers of the Company or the Bank, and there have been no transactions, nor are there any proposed transactions, between the Company or the Bank and either Mr. Parent or Ms. Messmore that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Agreements with William M. Parent

The Company and the Bank have entered into an employment agreement with Mr. Parent (the “Employment Agreement”), effective upon the commencement of his employment. Mr. Parent will have an initial base salary of $400,000 per year, subject to periodic review and adjustment by the Company’s Board of Directors (the “Board”). Mr. Parent will also be eligible to receive an annual bonus based on the satisfaction of criteria set by the Board or the Governance Committee.

The Employment Agreement further describes the payments and benefits to which Mr. Parent would be entitled upon termination of his employment under certain circumstances. Specifically, if Mr. Parent’s employment is terminated either by the Company without “cause” or by Mr. Parent for “good reason” (each as defined in the Employment Agreement), Mr. Parent will be entitled to receive an amount equal to 12 months of Mr. Parent’s annual rate of pay based on the total of his annual base salary as of the date of his termination plus the average annual bonus awarded to Mr. Parent during the three full fiscal years of the Bank immediately preceding his date of termination (the “Compensation Rate”), paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months, subject to Mr. Parent’s execution of a release of claims in favor of the Company. For a period of up to 12 months, the Company will also pay to the group health plan provider, the COBRA provider or Mr. Parent a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Parent if he had remained employed by the Company, subject to Mr. Parent’s continued copayment of premium amounts at the active employees’ rate.

The Employment Agreement also provides for certain payments and benefits following a change in control of the Company. If during the 24-month period following the occurrence of a change in control Mr. Parent’s employment is terminated by either the Company without “cause” or by Mr. Parent for “good reason,” Mr. Parent will be entitled to receive a lump-sum payment equal to three times the Compensation Rate. The Company will also pay to the group health plan provider, the COBRA provider or Mr. Parent a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Parent if he had remained employed by the Company for a period of up to 12 months, subject to Mr. Parent’s copayment of premium amounts at the active employees’ rate. If any such payments or benefits would be subject to the excise tax imposed by Section 4999 of the Code, such payments shall be reduced so that the sum of these payments shall be $1.00 less than the amount at which Mr. Parent becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction will only occur if it would result in Mr. Parent receiving a higher after tax amount than he would receive if such payments were not subject to such reduction.

As an inducement to accepting employment with the Company and the Bank, on the date of commencement of his employment, Mr. Parent will be granted awards of (i) 10,000 shares of restricted stock and (ii) an option to purchase 29,412 shares of the Company’s common stock. Such shares of restricted stock and stock option will vest annually in five equal installments on the anniversary of the commencement of his employment, subject to his continued employment with the Company and the Bank through each such vesting date. The awards will be made as an inducement award in accordance with NASDAQ Listing Rule 5635(c)(4) and will not be granted under the Company’s 2017 Stock Option and Incentive Plan (the “2017 Plan”) but will be subject to the same terms and conditions as provided in the 2017 Plan.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

The Bank has also entered into a Nonsolicitation and Confidential Information Agreement with Mr. Parent, which will become effective on the commencement of his employment.

Agreements with Lauren B. Messmore

The Company has entered into a change in control agreement with Ms. Messmore (the “Change in Control Agreement”), effective upon the commencement of her employment. The Change in Control Agreement provides that if, within 24 months after the effective date of a change in control (as defined in the Change in Control Agreement) of the Company, Ms. Messmore’s employment is involuntarily terminated other than for “cause,” disability, or death, or she voluntarily resigns for “good reason” (as each such term is defined in the Change in Control Agreement), Ms. Messmore will be entitled to a payment equal to two times the sum of (i) her annual base salary in effect immediately prior to her termination (or her annual base salary in effect immediately prior to the change in control, if higher) and (ii) her average annual bonus over the three fiscal years immediately prior to the change in control, payable in one lump-sum payment on the date of termination. Any payments required under the Change in Control Agreement will be reduced to the extent necessary to avoid penalties under Section 280G of the Code.

The foregoing description of the Change in Control Agreement is qualified in its entirety by reference to the text of the Change in Control Agreement, which is attached hereto as Exhibit 10.2, and incorporated herein by reference.

The Bank has also entered into a Nonsolicitation and Confidential Information Agreement with Ms. Messmore, which will become effective on the commencement of her employment.

As an inducement to accepting employment with the Company and the Bank, on the date that Ms. Messmore becomes Executive Vice-President and Chief Financial Officer of the Company and the Bank (the “Commencement Date”), she will be granted awards of (i) 5,000 shares of restricted stock and (ii) an option to purchase 14,706 shares of the Company’s common stock. Such shares of restricted stock and stock option will vest annually in five equal installments on the anniversary of the Commencement Date, subject to her continued employment with the Company and the Bank through each such vesting date. The awards will be made as an inducement award in accordance with NASDAQ Listing Rule 5635(c)(4) and will not be granted under the 2017 Plan but will be subject to the same terms and conditions as provided in the 2017 Plan.

Retirement Agreement with James P. McDonough

The Company and the Bank have entered into a retirement agreement with Mr. McDonough (the “Retirement Agreement”). Pursuant to the Retirement Agreement, Mr. McDonough will receive (1) salary continuation at his current base salary rate of $400,000 per year and (2) transition pay in the amount of $200,000 in consideration of his continued services in support of the transition and agreement to non-competition and non-solicitation provisions in the Retirement Agreement, in each case payable for the one year period following his retirement date on the Bank’s regular payroll dates. Mr. McDonough shall also receive up to $1,000 per month towards his health insurance premium payments for COBRA continuation for up to 18 months from his retirement date. In the Retirement Agreement, Mr. McDonough has agreed that, for a one year period following the date of his retirement, he will not directly or indirectly (1) engage, participate, assist, invest in or serve on the Board of Directors of any business in competition with the Company or the Bank, (2) employ, attempt to employ, recruit or otherwise solicit, induce or influence any person to leave employment with the Company or the Bank, or (3) solicit or encourage any customer to terminate or otherwise modify adversely his, her or its relationship with the Company or the Bank. In addition, the Retirement Agreement confirms that, consistent with the terms of the award agreements between the Company and Mr. McDonough dated October 12, 2017, (i) 21,128 shares of outstanding, unvested restricted stock and (ii) 35,213 unvested stock options held by Mr. McDonough will vest upon his retirement.

The Retirement Agreement permits Mr. McDonough to revoke the agreement for a period of seven days, which will lapse on February 4, 2020, at which time if not revoked the Retirement Agreement will become effective.

The foregoing description of the Retirement Agreement is qualified in its entirety by reference to the text of the Retirement Agreement, which is attached hereto as Exhibit 10.3, and incorporated herein by reference.

A copy of the press release issued by the Company is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits

Number	Description

10.1	Employment Agreement, entered into on January 28, 2020, by and among the Company, the Bank and William M. Parent

10.2	Change in Control Agreement, entered into on January 28, 2020, by and among the Company, the Bank and Lauren B. Messmore

10.3	Retirement Agreement, entered into on January 28, 2020, by and among the Company, the Bank and James P. McDonough

99.1	Press Release, dated January 29, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Randolph Bancorp, Inc.

By:	/s/ Michael K. Devlin
Michael K. Devlin
Executive Vice President and Chief Financial Officer

Date: January 29, 2020

[Signature Page to Form 8-K]